Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

For further information:
Chandni Luthra – Investors	Steve Iaco – Media
212.984.8113	212.984.6535
Chandni.Luthra@cbre.com	Steven.Iaco@cbre.com

CBRE Announces Expanded $5 Billion Stock Repurchase Authorization

Dallas – November 21, 2024 — CBRE Group, Inc. (NYSE: CBRE) today announced that its Board of Directors has approved an expanded authorization for the repurchase of up to an additional $5 billion of shares.

The expanded authorization is in addition to the existing $4 billion stock repurchase authorization, which had approximately $1.4 billion remaining as of September 30, 2024.

“Share repurchases are a key part of our capital allocation strategy. The expanded authorization is particularly timely given that we believe our shares’ current valuation understates our long-term growth prospects,” said Emma Giamartino, chief financial officer of CBRE.

“We ended the third quarter in exceptionally strong financial position with more than $4 billion of liquidity, low leverage and free cash flow that is on track to exceed $1 billion this year. Supported by our highly resilient and diversified business model, CBRE is very well placed to sustain strong earnings and free cash flow growth well into the future.”

Since 2021, CBRE has repurchased 36 million shares for approximately $3 billion at a weighted average price of approximately $83.50 per share.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE: CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2023 revenue). The company has more than 130,000 employees (including Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.